                                                                      EXHIBIT 99

                                                          [MCLEOD LOGO]


McLeod, Inc.
221 3rd Avenue, SE Suite 500, Cedar Rapids, IA
Press Contact: Justin R Saylor
Financial Contact: Blake O. Fisher, CFO
Phone:       (319)364-0000
FAX:         (319)364-5555

FOR IMMEDIATE RELEASE

MCLEOD, INC. AGREES TO ACQUIRE RUFFALO, CODY & ASSOCIATES, INC.

Cedar Rapids, IA, Jul 15 -- MCLEOD, Inc. (NASDAQ:MCLD) announced today that it has signed an agreement to acquire 100% of the outstanding shares of RUFFALO, CODY & ASSOCIATES, Inc.'s common stock in a cash and stock transaction valued at up to $21,000,000. This agreement will bring together two of eastern Iowa's fastest growing companies. The agreement remains subject to the satisfaction of certain conditions.

MCLEOD, Inc. is a provider of integrated local and long distance services to small and medium-sized businesses primarily in Iowa and Illinois. On June 21, 1996, MCLEOD, Inc. introduced its PrimeLine service to residential customers in the Cedar Rapids and Iowa City markets. PrimeLine includes local phone service, long distance, voice mail, Internet access, and paging services.


The acquisition would provide MCLEOD, Inc. with direct marketing expertise and resources needed to help accelerate its growth. RUFFALO, CODY & ASSOCIATES, Inc. is headquartered in Cedar Rapids and currently employs over 550 full and part-time staff. RUFFALO, CODY & ASSOCIATES, Inc. reported sales of $13.3 million for the fiscal year ended December 31, 1995 and specializes in a number of direct marketing and telemarketing services, including telecommunications and technology sales, as well as a variety of fund raising services. As a wholly-owned subsidiary of MCLEOD, Inc., RUFFALO, CODY &

- --------------------------------------------------------------------------------

ASSOCIATES, INC. would continue to operate with its existing management and would continue in its fund raising and commercial sales operations.

The acquisition would bring together a number of executives who worked together in the past. MCLEOD, Inc. employs several former Teleconnect executives, including Chairman and CEO Clark McLeod, President and COO Steve Gray, among others. RUFFALO, CODY & ASSOCIATES, Inc. President, Al Ruffalo, along with his four senior executives and other senior management, were also part of the Teleconnect organization.

"Strategically, this is a positive step in the right direction," said Steve Gray. "It will provide MCLEOD, Inc. with the direct marketing resources we will need to accomplish our growth plans." Al Ruffalo said, "I believe the partnership with MCLEOD, Inc. is beneficial to all of our customers, shareholders, and employees. I am looking forward to the new opportunities this business combination will provide. Our expertise in direct marketing in the telecommunications industry should prove valuable in the introduction of MCLEOD, Inc.'s new products."

The acquisition agreement was signed on July 12, 1996 and it is anticipated that the acquisition will be completed on Monday, July 15, 1996 with approximately $4.9 million of the purchase price to be paid in the form of cash and the remainder of the purchase price to be paid in the form of 632,816 shares of MCLEOD, Inc. class A common stock, which will be restricted as to resale. Payment of a portion of the purchase price would be deferred pending satisfaction of certain conditions relating to ongoing revenues of RUFFALO, CODY & ASSOCIATES, Inc. Salomon Brothers served as financial advisor to MCLEOD, Inc.

Prior to forming McLeod, Inc., Clark McLeod founded Teleconnect Company in 1980 which became Telecom*USA and grew to the nation's fourth largest long distance carrier. In 1990, Telecom*USA was sold to MCI Communications Inc., for $1.25 billion dollars.